Exhibit 99.1

Worldspan Reports Second Quarter 2004 Results

Second Quarter
Revenue	$248.8 million
Operating Profit	$31.1 million

ATLANTA, August 11, 2004 — Worldspan, L.P. today reported financial results for the second quarter ended June 30, 2004.  The Company reported revenue of $248.8 million and net income of $21.5 million.

“We had an excellent second quarter and revenues grew by 7% over the prior year driven by our core electronic travel distribution revenue growth of 12%,” said Rakesh Gangwal, chairman, president and chief executive officer of Worldspan.  “Worldspan employees continue to do a superb job in the two important areas of delivering superior customer service and controlling operating costs.”

FINANCIAL HIGHLIGHTS

Second Quarter 2004

Revenue:  Second quarter revenue was $248.8 million, an increase of $15.7 million, or 6.7%, from revenue of $233.1 million in the second quarter 2003.  Electronic travel distribution revenue grew $24.5 million or 11.8% primarily as a result of a 7% increase in online transactions.  IT Services revenue decreased by $8.8 million during the second quarter 2004 over second quarter 2003 primarily as a result of the $8.3 million quarterly credit provided to Worldspan’s former owners under the terms of their respective IT Services agreements.

Operating Profit:  Second quarter 2004 operating profit was $31.1 million, an increase of $8.8 million or 39.8%, from an operating profit of $22.3 million in the second quarter of 2003.  This change resulted primarily from increased revenue and lower technology and employee costs, offset partially by higher inducements paid to travel agencies and increased amortization expense resulting from the Company’s acquisition on June 30, 2003.

Net Income:  Second quarter net income was $21.5 million compared to a net income of $3.1 million in the same period last year, an increase of $18.4 million.  The increase is primarily a result of higher operating profit and the one-time charge of $17.3 million in the second quarter of 2003 for personnel related expenses resulting from the acquisition, partially offset by interest expense associated with debt incurred to fund the acquisition of the Company.

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Global Transactions:  Worldspan’s global transaction volumes increased 3.8% in the second quarter of 2004 compared to the second quarter of 2003, continuing the rebound in transaction activities that began late in the second quarter of 2003.  Transactions in the online channel grew 7% on a year-over-year basis, while traditional agency transactions increased by 0.8% in the second quarter 2004 compared to the second quarter of 2003.

Worldspan, L.P.

Condensed Consolidated Statements of Income

(unaudited, in thousands)

	Three months ended June 30,			Six months ended June 30,
	2004	2003	Change	2004	2003	Change

Revenue:
Electronic travel distribution	$232,487	$207,989	11.8%	$465,026	$414,933	12.1%
Information technology services	16,317	25,138	(35.1)%	32,309	52,539	(38.5)%
Total revenue	248,804	233,127	6.7%	497,335	467,472	6.4%

Operating expenses	217,691	210,877	3.2%	438,831	417,969	5.0%
Operating profit	31,113	22,250	39.8%	58,504	49,503	18.2%

Other expense, net:
Interest expense, net	(9,960)	(1,238)	—	(20,654)	(2,355)	—
Other, net	433	(17,813)	—	118	(18,590)	—

Income before income taxes	21,586	3,199	—	37,968	28,558	33.0%

Income tax expense	73	87	(16.1)%	302	144	—

Net income	$21,513	$3,112	—	$37,666	$28,414	32.6%

Note:  The Company was acquired on June 30, 2003.  Results for the three and six months ended June 30, 2004, represent the Successor basis.  Results for the three and six months ended June 30, 2003, represent the Predecessor basis.

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Worldspan, L.P.

Transactions Summary

(in millions)

	Second Quarter			Year-to-Date
	2004	2003	Change	2004	2003	Change

Total Transactions	52.0	50.1	3.8%	107.4	99.1	8.4%

Geographic:
North America	41.6	40.4	3.0%	84.7	78.9	7.4%
Rest of World	10.4	9.7	7.2%	22.7	20.2	12.4%

Channel:
Traditional	26.0	25.8	0.8%	55.2	54.4	1.5%
Online	26.0	24.3	7.0%	52.2	44.7	16.8%

Air / Non-Air:
Air	46.8	45.4	3.1%	97.6	90.1	8.3%
Non-Air	5.2	4.7	10.6%	9.8	9.0	8.9%

Conference Call/Webcast

Worldspan will host a conference call discussing its second quarter 2004 results on
August 11, 2004, at 11:00 a.m. EDST, which will be Webcast on the Company’s Web site at www.worldspan.com on the investor relations tab.  Please note that a replay of the Earnings Conference Call Webcast will be available online for 10 days from the date of the call.

About Worldspan

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide.  Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base.  Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products.  Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE.  Worldspan is headquartered in Atlanta, Georgia.  Additional information is available at worldspan.com.

Statements in this release and the exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon

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information available to Worldspan, L.P. (“the Company”) on the date this report was submitted.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the computer reservation system rules of the Department of Transportation; the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and other changes or events which impact the travel industry or the Company.  More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including Worldspan’s annual Form 10-K report, Forms 8-K, and Form S-1 Registration Statements.

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CONTACT:  Carla Harris, Worldspan, 770-563-7459, e-mail:  carla.harris@worldspan.com